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                                                                   EXHIBIT 10.21

August 3, 1995

VIA FACSIMILE

Dr. Michael R. Knapp
2630 North Calvert Street
Baltimore, MD  21218

RE:  OPTION TO ACQUIRE THE OUTSTANDING STOCK
     OF CALIPER MICROANALYTIC SYSTEMS, INC.

Gentlemen:

This letter sets forth the terms pursuant to which Caliper Technologies Corp., a Delaware corporation ("Purchaser"), shall have the right to purchase from Michael R. Knapp ("Stockholder") all of the outstanding capital stock of Caliper Microanalytic Systems, Inc., a Maryland corporation ("Caliper").

     1. OPTION. Subject to the terms of this letter, Stockholder hereby grants to Purchaser an irrevocable option (the "Option") to purchase all, but not less than all, of the outstanding capital stock of Caliper (the "Caliper Stock"). The Option shall be exercisable at anytime during the eight (8) month period following the date of this letter (referred to as the "Option Period") pursuant to written notice delivered to Stockholder hereunder (with a copy to the Escrow Agent provided for below) specifying the date, place and time for the Closing provided for in paragraph 2 below.

     2. EXERCISE PRICE. Upon exercise of the Option, and as consideration for purchase of the Caliper Stock, Purchaser shall deliver to Stockholder an aggregate of sixty thousand shares of Common Stock of Purchaser (the "Initial Exercise Price"). Further, as additional consideration for the purchase of the Caliper Stock following exercise of the Option, Purchaser shall deliver to Stockholder a Warrant to purchase additional shares of Purchaser's Common Stock upon the achievement of each of the milestones set forth below as follows:

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Dr. Michael R. Knapp
August 3, 1995
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
                                   MILESTONE                            NUMBER OF
                                                                   ADDITIONAL SHARES
                                                                   SUBJECT TO WARRANT
1.   Issuance to Caliper of a U.S. patent covering major claims           60,000
     related to the Caliper biochemical analysis technology
     (claims 1, 2, 11 and 21 in the present U.S. patent
     application).

2.   The first commercial launch of a product incorporating the           60,000
     Caliper biochemical analysis technology or the consummation of a significant strategic partnership between Caliper and a major industry participant regarding such technology.


The Warrant issuable upon the achievement of Milestone No. 1 above shall have an exercise price equal to the price at which shares of preferred stock are issued to investors in Purchaser's first round of financing (subsequent to the seed financing by Avalon Ventures). The Warrant issuable upon the achievement of Milestone No. 2 above shall have an exercise price equal to the price at which shares of preferred stock are issued to investors in Purchaser's most recent round of financing prior to the achievement of such milestone. Such Warrants shall be exercisable for ten (10) years from the date of exercise of the Option and shall otherwise contain such terms and conditions relating to the purchase of shares on exercise thereof as are customarily found in similar warrants. Neither the Initial Exercise Price nor the Warrant shares shall be subject to vesting.

     3. CLOSING. The closing of the purchase and sale of the Stock hereunder (the "Closing") shall take place on the date and at the place and time specified in the notice of exercise delivered pursuant to paragraph 1 above. At the Closing, Purchaser shall deliver the Initial Exercise Price to Stockholder as provided in Section 2 above and Stockholder shall deliver to Purchaser a certificate representing the Caliper Stock duly executed for transfer.

     4. EMPLOYMENT FOLLOWING OPTION EXERCISE. Upon exercise of the Option, if applicable, Stockholder will be offered employment with Purchaser on terms substantially as outlined on Exhibit A attached hereto. In the event the Option expires without being exercised or Purchaser notifies Stockholder in writing that Purchaser does not intend to exercise the option before the end of the Option Period, Avalon will retain Stockholder as a consultant pursuant to Avalon's standard form of consulting agreement for 4-months at his then current rate of pay, or such shorter period if he gets another job before the end of the 4-month period, and as a


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Dr. Michael R. Knapp
August 3, 1995
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consultant, he will assist Avalon wit other projects as Avalon may reasonably request.

     5. ESCROW. Concurrently herewith, Stockholder, Purchaser and the Escrow Agent defined therein shall execute and deliver the Escrow Agreement in the form attached hereto as Exhibit B, and Stockholder shall deliver to the Escrow Agent a certificate representing the Stock together an assignment separate from certificate in the form attached hereto as Exhibit C, to be held pursuant to the terms of such Escrow Agreement.

     6. CONSIDERATION. As consideration for the Option, Purchaser shall deliver a check payable to Stockholder for $100 concurrently with Stockholder's execution of this letter as provided for below. This payment is nonrefundable.

     7. CONDUCT DURING OPTION PERIOD. During the Option Period, Caliper shall conduct its business in good faith in the ordinary course, and Stockholder shall ensure that it does so. Without limiting the forgoing, during the Option Period, Caliper shall (i) not enter into any material agreements or take any other action that could adversely affect the purposes of this letter, (ii) act diligently to protect its patent, copyright, trade secret and other intellectual property rights (collectively referred to as the Technology) and (iii) supply the Purchaser with all available information reasonably necessary for consideration of the exercise of the Option.

     8. AGREEMENT NOT TO SOLICIT. During the Option Period Caliper will not, and Stockholder shall ensure that it does not, directly or indirectly, (i) solicit, initiate or encourage submission of proposals or offers from any other person relating to any purchase of all or any part of the Assets, whether by means of the acquisition of an equity interest, merger, consolidation or business combination or otherwise, or (ii) participate in any discussions or negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate or assist in any way with any attempt by any other person to do any of the foregoing. Stockholder will promptly notify the undersigned of any proposal, offer or inquiry of or contact with any person with respect thereto, including the identity of the offeror and the terms of any proposal.

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Dr. Michael R. Knapp
August 3, 1995
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     9.   CONFIDENTIAL INFORMATION. Each of us acknowledge that during the
Option Period, we may have access to information that is confidential to one another and that is marked "confidential" (referred to as Confidential Information). Caliper and Purchaser agree, both during the Option Period and for three (3) years thereafter, to hold each other's Confidential Information in confidence, and not to disclose or make each other's Confidential Information available, in any form, to any third party or to use each other's Confidential Information for any purpose other than as contemplated in this letter. The term Confidential Information shall not include information which is or becomes a part of the public domain through no act of the other party, was in the other party's rightful possession prior to disclosure to that party, is legally disclosed to the other party by a third party without restriction on disclosure or is independently developed by the other party.

     10.  MISCELLANEOUS.

          (a) Stockholder acknowledges that monetary damages are insufficient to compensate for breach of his obligations under this letter, and that the measure of damages is difficult to determine. Accordingly, without limitation on any other remedies that may be available, in the event of any breach of Stockholder's obligations under this letter, Purchaser shall be entitled to specific performance, injunctive relief and any other equitable remedy that may be appropriate.

          (b) Stockholder hereby confirm that he is the legal and beneficial owner of all the Stock, that there are no restrictions on his ability to vote the Stock, that he has all requisite rights and authority to execute and deliver this letter and that the Stock is not subject to any liens, security interests or encumbrances of any kind.

          (c) In the event of any change in Caliper's capital stock by reason of stock dividends, splits, recapitalizations, or the like, the number and kind of shares or securities subject to the Option and the purchase price per share of Stock (but not the total purchase price) shall be appropriately and equitably adjusted.

          (d) This letter shall be construed in accordance with and governed by the law of the State of California as applied to contracts entered into and performed entirely within the State of California by California residents. This letter may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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Dr. Michael R. Knapp
August 3, 1995
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If you are in agreement with respect to the matters discussed above, please so indicate by executing this letter in the space provided below and delivering it to me no later than 5:00 p.m. California time on August 9, 1995.

Sincerely,

CALIPER TECHNOLOGIES CORP.



/s/ LAWRENCE A. BOCK
------------------------------------------
LAWRENCE A. BOCK
Chairman of the Board and Acting President
and Chief Executive Officer


THE FOREGOING IS AGREED TO AND ACCEPTED IN FULL:

CALIPER MICROANALYTIC SYSTEMS, INC.



/s/ MICHAEL R. KNAPP
------------------------------------------
MICHAEL R. KNAPP
President